Exhibit 4.5

FOCUS IMPACT BH3 ACQUISITION COMPANY
DESCRIPTION OF SECURITIES

As of the date of the Annual Report on Form 10-K for the year ended December 31, 2023 (the “Report”) of Focus Impact BH3 Acquisition Company, a Delaware corporation (“we,” “us,” “our” or the “Company”), of which this exhibit forms a part, the Company had the following three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):  (i) units, consisting of one share of Class A common stock (as defined below) and one-half of one redeemable warrant (as defined below), with each whole warrant entitling the holder thereof to purchase one share of Class A common stock (the “units”), (ii) Class A common stock, $0.0001 par value per share (the “Class A common stock”), and (iii) public warrants, with each whole warrant exercisable for one share of Class A common stock for $11.50 per share (the “warrants”).  Defined terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Report.

Pursuant to the Company’s amended and restated certificate of incorporation (the “Charter”), our authorized capital stock consists of 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, $0.0001 par value (the “Class B common stock”), and 1,000,000 shares of preferred stock, $0.0001 par value.  The following description summarizes the material terms of our capital stock and does not purport to be complete.  It is subject to, and qualified in its entirety by reference to, the Charter, our by-laws and our warrant agreement, each of which is incorporated by reference as an exhibit to the Report.

Units

Each unit consists of one share of Class A common stock and one-half of one redeemable warrant.  Each whole warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as described in the warrant agreement.  Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock.

Class A Common Stock

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders.  Prior to our initial business combination, only holders of our shares of Class B common stock will have the right to vote on the election of directors.  Holders of our public shares will not be entitled to vote on the election of directors during such time.  In addition, prior to the completion of an initial business combination, holders of a majority of our shares of Class B common stock may remove a member of the board of directors for any reason.  These provisions of our amended and restated certificate of incorporation may only be amended by approval of a majority of at least 90% of our Class B common stock voting in an annual meeting.  With respect to any other matter submitted to a vote of our stockholders, including any vote in connection with our initial business combination, except as required by law, holders of our founder shares and holders of our public shares will vote together as a single class, with each share entitling the holder to one vote.  Unless specified in our amended and restated certificate of incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders.  Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year.  There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.  Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our amended and restated certificate of incorporation authorizes the issuance of up to 200,000,000 shares of our Class A common stock, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of shares of our Class A common stock which we will be authorized to issue at the same time as our stockholders vote on the business combination to the extent we seek stockholder approval in connection with our initial business combination.

We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the completion of our initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any divided by the number of the then outstanding public shares, subject to the limitations described in the Report.  The amount in the trust account is initially anticipated to be $10.10 per public share.  The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters.  The redemption rights will include the requirement that a beneficial owner must identify itself in order to validly redeem its shares.  Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares held by them in connection with (i) the completion of our initial business combination and (ii) a stockholder vote to approve an amendment to our amended and restated certificate of incorporation that would affect the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not completed an initial business combination within 18 months from the closing of the initial public offering (or 21 months or 24 months, as applicable, from the closing of the initial public offering if we were to extend the period of time to consummate our initial business combination, as described in more detail in the Report).  Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other reasons, we will, pursuant to our amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing our initial business combination.  Our amended and restated certificate of incorporation require these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules.  If, however, a stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business or other reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules.  If we seek stockholder approval, we will complete our initial business combination only if a majority of the shares of common stock voted are voted in favor of our initial business combination.  However, the participation of our sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in the Report), if any, could result in the approval of our initial business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such initial business combination.  For purposes of seeking approval of the majority of our outstanding common stock, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares included in the units sold in the initial public offering without our prior consent, which we refer to as the “Excess Shares.”  However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.  Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market.  Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination.  And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our initial business combination, pursuant to the terms of a letter agreement entered into with us, our sponsor, officers and directors have agreed to vote their founder shares and any public shares they may acquire during or after our initial public offering, in favor of our initial business combination.  The other members of our management team have entered into a letter agreement similar to the one entered into by our sponsor with respect to any public shares acquired by them in or after the initial public offering.  Additionally, each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction.

Pursuant to our amended and restated certificate of incorporation, if we have not completed an initial business combination by July 31, 2024, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.  Our sponsor, officers and directors have entered into letter agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we do not complete an initial business combination by July 31, 2024.  However, if our sponsor or members of our management team acquire public shares in or after our initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we do not complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock.  Our stockholders have no preemptive or other subscription rights.  There are no sinking fund provisions applicable to the common stock, except that we will provide our public stockholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding public shares, upon the completion of our initial business combination, subject to the limitations described in this prospectus.

Warrants

Each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of our initial business combination and 12 months from the closing of our initial public offering, provided that in each case we have an effective registration statement under the Securities Act covering the sale of the shares of the Class A common stock issuable upon exercise of the warrants, and a current prospectus relating thereto is available, (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder.  Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of our Class A common stock.  This means only a whole warrant may be exercised at a given time by a warrant holder.  No fractional warrants will be issued upon separation of the units and only whole warrants will trade.  If, upon separation of the units, a holder of warrants would be entitled to receive a fractional warrant, we will round down to the nearest whole number the number of warrants to be issued to such holder.  Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant.  The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the sale of the shares of our Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available.  No warrant will be exercisable and we will not be obligated to issue a share of our Class A common stock upon exercise of a warrant unless the share of our Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.  In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.  In no event will we be required to net cash settle any warrant.  In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of our Class A common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the shares of our Class A common stock issuable upon exercise of the warrants.  We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement.  If a registration statement covering the sale of the shares of our Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.  In addition, if our Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of our public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.  In such event, each holder would pay the exercise price by surrendering each such warrant for that number of shares of our Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361.  The “fair market value” shall mean the volume weighted average price of the shares of our Class A common stock for the ten trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price per Share of Our Class A Common Stock Equals or Exceeds $18.00

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described in the Report with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the shares of our Class A common stock for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities).

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.  However, we will not redeem the warrants unless an effective registration statement under the Securities Act covering the sale of the shares of our Class A common stock issuable upon exercise of the warrants is effective, and a current prospectus relating thereto is available, throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price.  If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date.  Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.  However, the price of the shares of our Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share of Our Class A Common Stock Equals or Exceeds $10.00:

Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below);

•
if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Share of Our Class A Common Stock Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities); and

•
if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities) the private placement warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

The numbers in the table below represent the number of shares of our Class A common stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of our Class A common stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.  We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to shares of our Class A common stock shall include a security other than shares of our Class A common stock into which the shares of our Class A common stock have been converted or exchanged for in the event we are not the surviving company in our initial business combination.  The numbers in the table below will not be adjusted when determining the number of shares of our Class A common stock to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below.  If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the exercise price of the warrant immediately prior to such adjustment.  In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of the warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of the warrant as so adjusted.  If the exercise price of a warrant is adjusted, as a result of raising capital in connection with the initial business combination, the adjusted stock prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00.

Redemption Date (period to expiration of warrants)	Fair Market Value of Our Common stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable.  For example, if the volume-weighted average price of our Class A common stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A common stock for each whole warrant.  For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our Class A common stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A common stock for each whole warrant.  In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A common stock per warrant (subject to adjustment).

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of our Class A common stock exceeds $18.00 per share for a specified period of time.  This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of our Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of Class A common stock is below the exercise price of the warrants.  We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants When the Price per Share of Our Class A Common Stock Equals or Exceeds $18.00.”  Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the October 4, 2021.  This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed.  We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so.  As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of our Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares.  If we choose to redeem the warrants when the shares of our Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when such Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of our Class A common stock will be issued upon exercise of a warrant in connection with a redemption.  If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of our Class A common stock to be issued to the holder.  If, at the time of redemption, the warrants are exercisable for a security other than the shares of our Class A common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security.  At such time as the warrants become exercisable for a security other than the shares of our Class A common stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding shares of our Class A common stock is increased by a stock capitalization or stock dividend payable in shares of our Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of our Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock.  A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of our Class A common stock equal to the product of (i) the number of shares of our Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one minus the quotient of (x) the price per share of our Class A common stock paid in such rights offering and (y) the historical fair market value.  For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of our Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of our Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of our Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of our Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of our Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of our Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of our Class A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the initial public offering (or 21 months or 24 months, as applicable) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of our Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of our Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of our Class A common stock.

Whenever the number of shares of our Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of our Class A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of our Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of our Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the completion of our initial business combination (net of redemptions), and (z) the volume-weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we complete our initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described adjacent to and “Redemption of Warrants When the Price per Share of Our Class A Common Stock Equals or Exceeds $10.00” and “Redemption of Warrants When the Price per Share of Our Class A Common Stock Equals or Exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event (the “Alternative Issuance”).  If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.  The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant.  This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event.  The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.  The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the Report, or to cure, correct or supplement any defective provision, or to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants, and to provide for the delivery of the Alternative Issuance, but requires the approval by the holders of at least a majority of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised.  The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A common stock.  After the issuance of our Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants.  If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number, the number of shares of our Class A common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim.    This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal courts have exclusive jurisdiction or any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents.  Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.